Exhibit 1.2

EXECUTION VERSION

KB HOME

(a Delaware corporation)

5,500,000 Shares,

plus an option to purchase up to 825,000 additional Shares

Common Stock

($1.00 par value)

UNDERWRITING AGREEMENT

January 23, 2013

Credit Suisse Securities (USA) LLC

Citigroup Global Markets Inc.

As Representatives of the several Underwriters

named in Schedule B hereto

c/o Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, New York 10010

c/o Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Ladies and Gentlemen:

KB Home, a Delaware corporation (the “Company”), confirms its agreement with Credit Suisse Securities (USA) LLC (“Credit Suisse”) and Citigroup Global Markets Inc. (“Citigroup”) and each of the other underwriters, if any, named in Schedule B hereto (collectively, the “Underwriters,” which term shall also include any underwriters substituted as hereinafter provided in Section 10 hereof), for whom Credit Suisse and Citigroup are acting as representatives (in such capacity, the “Representatives”), with respect to the sale by the Company and the purchase by the Underwriters, acting severally and not jointly, of the number of shares of common stock, $1.00 par value (the “Common Stock”) identified in Schedule E hereto (said shares to be issued and sold by the Company hereinafter called the “Underwritten Securities”). The Company also proposes to grant to the Underwriters an option to purchase up to an additional number of shares of Common Stock set forth in Schedule E hereto (the “Option Securities”; the Option Securities, together with the Underwritten Securities, hereinafter called the “Securities”). The Securities will have attached thereto rights (the “Preferred Stock Purchase Rights”) to purchase Series A Cumulative Participating Preferred Stock, par value $1.00, pursuant to a Rights Agreement (the “Rights Agreement”), dated as of January 22, 2009, between the Company and Computershare Shareowner Services LLC (as successor to Mellon Investor Services LLC), as rights agent.

In this Agreement, a significant subsidiary of the Company (including, without limitation, any Partnership) is a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X (as in effect on January 1, 1996 and as of the date hereof) (the “Significant Subsidiaries”).

The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3ASR (No. 333-176930) for the registration under the Securities Act of 1933 (the “1933 Act”) of, among other securities, the Securities and the Preferred Stock Purchase Rights, which registration statement automatically became effective upon filing on September 20, 2011, which was post-effectively amended on February 1, 2012 and on January 22, 2013 (the “Current Registration Statement”), and copies of which have heretofore been delivered to the Representatives. The Company proposes to file with the Commission, pursuant to Rule 430B (“Rule 430B”) of the rules and regulations of the Commission under the 1933 Act (the “1933 Act Regulations”) and paragraph (b) of Rule 424 (“Rule 424(b)”) of the 1933 Act Regulations, the Prospectus Supplement (as defined in Section 3(i) hereof) and the related prospectus dated September 20, 2011 (the “Base Prospectus”) relating to the Securities and the Preferred Stock Purchase Rights, and has previously advised the Representatives of all further information (financial and other) with respect to the Company and the Significant Subsidiaries set forth therein. Any information included in the Prospectus Supplement or the Base Prospectus that was omitted from the Current Registration Statement at the time it became effective but that is deemed to be part of and included in the Current Registration Statement pursuant to paragraph (f) of Rule 430B is referred to as the “Rule 430B Information.” Each prospectus, together with the related prospectus supplement, relating to the Securities that omitted the Rule 430B Information or that was captioned “Subject to Completion” (or a similar caption) that was used after effectiveness of the Current Registration Statement, is herein called, together with the documents incorporated and deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act, a “Preliminary Prospectus,” and all references herein to any “Preliminary Prospectus” shall be deemed to include the Statutory Prospectus (as hereinafter defined). The Current Registration Statement, at any given time, including the amendments thereto to such time, the exhibits and any schedules thereto at such time, the documents incorporated and deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act at such time, and the documents and information (including, without limitation, any 430B Information) otherwise deemed to be a part thereof or included therein by the 1933 Act Regulations at such time, is hereinafter called, the “Registration Statement.” The Base Prospectus and the Prospectus Supplement including the documents incorporated and deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act, in the form first furnished (electronically or otherwise) to the

Underwriters for use in connection with the offering of the Securities (whether to meet the requests of purchasers pursuant to Rule 173 under the 1933 Act Regulations or otherwise) or, if not furnished to the Underwriters, in the form first filed by the Company pursuant to Rule 424(b), are herein called collectively, the “Prospectus.”

All references in this Agreement to documents, financial statements and schedules and other information which is “contained,” “included,” “stated,” “described in” or “referred to” in the Registration Statement, the Prospectus, the Base Prospectus, the Statutory Prospectus or any Preliminary Prospectus (and all other references of like import) shall be deemed to mean and include all such documents, financial statements and schedules and other information which is incorporated or deemed to be incorporated by reference in, or otherwise deemed by the 1933 Act Regulations (including, without limitation, Rule 430B) to be a part of or included in, the Registration Statement, the Prospectus, the Base Prospectus, the Statutory Prospectus or such Preliminary Prospectus, as the case may be; and all references in this Agreement to amendments or supplements to the Registration Statement, the Prospectus, the Base Prospectus, the Statutory Prospectus or any Preliminary Prospectus shall be deemed to mean and include the filing of any document under the Securities Exchange Act of 1934, as amended (the “1934 Act”), which is incorporated or deemed to be incorporated by reference in the Registration Statement, the Prospectus, the Base Prospectus, the Statutory Prospectus or such Preliminary Prospectus, as the case may be.

The Company understands that the Underwriters propose to make a public offering (the “Offering”) of the Securities as soon as the Representatives deem advisable after this Agreement has been executed and delivered.

Concurrently with the offering of the Securities, the Company is offering (the “Convertible Notes Offering”) in an offering registered under the 1933 Act by means of a separate prospectus, up to $200,000,000 of 1.375% Convertible Notes and, at the option of the underwriters in the Convertible Notes Offering, an additional amount of Convertible Notes solely to cover over-allotments.

This Agreement and the Securities are hereinafter sometimes referred to, collectively, as the “Operative Documents” and, individually, as an “Operative Document.”

All references herein to a “subsidiary” or “subsidiaries” of the Company shall include, without limitation (i) the Significant Subsidiaries and (ii) all other subsidiaries of the Company, including any consolidated joint ventures in which the Company or any of its other subsidiaries is a participant, any consolidated limited and general partnerships in which the Company or any of its other subsidiaries owns partnership interests and any consolidated limited liability companies in which the Company or any of its other subsidiaries owns membership interests (such consolidated joint ventures, limited and general partnerships and limited liability companies being hereinafter called, collectively, the “Partnerships” and, individually, a “Partnership”).

SECTION 1. Representations and Warranties.

(a) The Company represents and warrants to each Underwriter as of the date hereof (such date being hereinafter referred to as the “Representation Date”), as of the Applicable Time (as defined below) and as of the Closing Time (as defined below), and agree with each Underwriter, as follows:

(i) The Company meets the requirements for use of Form S-3 under the 1933 Act and the 1933 Act Regulations. No stop order suspending the effectiveness of the Registration Statement has been issued under the 1933 Act and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Company, are threatened by the Commission, and any request on the part of the Commission for additional information has been complied with.

At (w) the time of filing the Current Registration Statement, (x) the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the 1933 Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Sections 13 or 15(d) of the 1934 Act or form of prospectus), (y) the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) of the 1933 Act Regulations) made any offer relating to the Securities in reliance on the exemption in Rule 163, and (z) the Applicable Time (with such date being used as the determination date for purposes of this clause (z)), the Company was or is (as the case may be) a “well-known seasoned issuer” as defined in Rule 405 of the 1933 Act Regulations (“Rule 405”). The Registration Statement, as of the Applicable Time (as defined below), meets the requirements set forth in Rule 415(a)(1)(x) of the 1933 Act Regulations. The Company agrees to pay the fees required by the Commission, if any, relating to the Securities within the time required by Rule 456(b)(1) of the 1933 Act Regulations and otherwise in accordance with Rules 456(b) and 457(r) of the 1933 Act Regulations.

At the time that the Registration Statement was first filed, at the earliest time thereafter that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) of the 1933 Act Regulations) of the Securities and at the Applicable Time, the Company was not and is not an “ineligible issuer,” as defined in Rule 405, without taking account of any determination by the Commission pursuant to Rule 405 that it is not necessary that the Company be considered such an “ineligible issuer.”

At the respective times the Registration Statement and any post-effective amendments thereto first became or become effective, at the time the Company’s most recent Annual Report on Form 10-K was filed with the Commission, at each “new effective date” with respect to the Underwriters pursuant to Rule 430B(f)(2) of the 1933 Act Regulations, at the date hereof and at the Closing Time, the Registration Statement and any amendments and supplements thereto complied in all material respects and will comply in all material respects with the applicable requirements of the 1933 Act and the 1933 Act Regulations, and did not, do not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The Base Prospectus, as of its date and as of the Representation Date, the Statutory Prospectus and any other Preliminary Prospectus, as of the date of the preliminary prospectus supplement constituting a part thereof, and the Prospectus and any amendments or supplements thereto, as of the Representation Date and at the Closing Time, complied, comply and will comply, in each case, in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations and did not, do not and will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Each Preliminary Prospectus, each Issuer Free Writing Prospectus, if any, and the Prospectus delivered to the Underwriters for use in connection with this offering was or will be identical to the electronically transmitted copy thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T of the Commission.

As of the Applicable Time, neither (x) all Issuer General Use Free Writing Prospectuses (as defined below) issued at or prior to the Applicable Time, the Statutory Prospectus and the information set forth on Schedule C hereto, all considered together (collectively, the “General Disclosure Package”), nor (y) any individual Issuer Limited Use Free Writing Prospectus, when considered together with the General Disclosure Package, nor (z) any “road show that is a written communication” within the meaning of Rule 433(d)(8)(i), whether or not required to be filed with the Commission, included or will include any untrue statement of a material fact or omitted or will omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

As of the time that an Issuer Free Writing Prospectus containing the information in the Final Term Sheet (as defined in Section 3(i)) shall have been filed with the Commission, the General Disclosure Package will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

As used in this subsection and elsewhere in this Agreement:

“Applicable Time” shall mean 10:00 p.m. (New York City time) on the date of this Agreement.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433 of the 1933 Act Regulations (“Rule 433”), relating to the Securities that (i) is required to be filed with the Commission by the Company, (ii) is a “road show that is a written communication” within the meaning of Rule 433(d)(8)(i), whether or not required to be filed with the Commission, or (iii) is exempt from filing pursuant to Rule 433(d)(5)(i) because it contains a description of the Securities or of the offering that does not reflect the final terms, in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

“Issuer General Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being specified in Schedule D hereto.

“Issuer Limited Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not an Issuer General Use Free Writing Prospectus.

“Statutory Prospectus” means, collectively, the Base Prospectus and the preliminary prospectus supplement dated January 22, 2013 relating to the offering of the Securities, including the documents incorporated and deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act, in the form first furnished (electronically or otherwise) to the Underwriters for use in connection with the offering of the Securities.

Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Securities or until any earlier date that the Company notified or notifies the Representatives as described in Section 3(e), did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement or the Prospectus, including any document incorporated or deemed to be incorporated by reference therein that has not been superseded or modified.

The representations and warranties in this subsection 1(a)(i) shall not apply to statements in or omissions from the Registration Statement, the Prospectus, any Preliminary Prospectus or any Issuer Free Writing Prospectus made in reliance upon and in conformity with information furnished to the Company in writing by any Underwriter through the Representatives expressly for use therein.

(ii) Ernst & Young LLP, whose reports are incorporated by reference into the Registration Statement, the Statutory Prospectus and the Prospectus, is an independent registered public accounting firm with respect to the Company and its subsidiaries as required by the 1933 Act and the 1933 Act Regulations.

(iii) The financial statements included or incorporated by reference in the Registration Statement, the General Disclosure Package, and the Prospectus present fairly the financial position of the Company and its consolidated subsidiaries as at the dates indicated and the results of operations of the Company and its consolidated subsidiaries for the periods specified; except as otherwise stated in the Registration Statement, the General Disclosure Package and the Prospectus, said financial statements have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis; the supporting schedules included or incorporated by reference in the Registration Statement, the Statutory Prospectus, the General Disclosure Package and the Prospectus present fairly the information required to be stated therein; the Company’s ratios of earnings to fixed charges and, if applicable, of earnings to combined fixed charges and preferred stock dividends included in the Base Prospectus under the caption “Ratios of Earnings to Fixed Charges” and in the Prospectus Supplement under the caption “Selected Consolidated Financial Data” and in Exhibit 12.1 to the Registration Statement have been calculated in compliance with Item 503(d) of Regulation S-K of the Commission; and the pro forma financial statements, if any, and related notes thereto included in the Registration Statement, the General Disclosure Package and the Prospectus present fairly the information shown therein, have been prepared in accordance with the Commission’s rules and guidelines with respect to pro forma financial statements and have been properly compiled on the bases described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein.

(iv) Since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package, and the Prospectus, except as otherwise stated therein, (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, (B) there have been no transactions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its subsidiaries considered as one enterprise, and (C) except for regular quarterly dividends in customary amounts per share of Common Stock, there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock. As used in this subsection (iv), the term “Registration Statement” means the Registration Statement excluding any amendments or supplements thereto after the date of this Agreement; the term “General Disclosure Package” means the General Disclosure Package excluding any amendments or supplements thereto after the Applicable Time; and the term “Prospectus” means the Prospectus excluding any amendments or supplements thereto after the date of this Agreement.

(v) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the General Disclosure Package and the Prospectus and to enter into and perform its obligations under the Operative Documents; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in the State of California and in each other jurisdiction, if any, in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except jurisdictions (other than the State of California) where the failure to so qualify or be in good standing would not have a material adverse effect on the condition, financial or otherwise, or the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise; and without limitation to the foregoing provisions of this subparagraph, the only jurisdiction in which the Company is qualified as a foreign corporation is the State of California.

(vi) Each Significant Subsidiary is either a corporation or a limited liability company. Each Significant Subsidiary has been duly organized and is validly existing as a corporation or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its organization, and has power and authority to own, lease and operate its properties and to conduct its business as described in the General Disclosure Package and the Prospectus, and is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify would not have a material adverse effect on the condition, financial or otherwise, or the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise; without limitation to the foregoing provisions of this subparagraph, none of the Significant Subsidiaries are qualified as a foreign corporation or limited liability company in any jurisdiction; all of the issued and outstanding capital stock of each Significant Subsidiary which is a corporation has been duly authorized and validly issued, is fully paid and non-assessable and is owned (except for directors qualifying shares and a nominal number of shares held by affiliated parties) by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity; and all of the outstanding equity interests in each Significant Subsidiary which is a limited liability company have been duly authorized (if applicable) and validly issued, are fully paid and non-assessable and are owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity. Except for the Significant Subsidiaries listed in Schedule A, no subsidiary of the Company (including, without limitation, any partnership) is a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X (as in effect on January 1, 1996 and as of the date hereof) and the names of each of the Significant Subsidiaries, its jurisdiction of organization and other information listed in Schedule A is true and correct in all respects.

(vii) (A) The authorized, issued and outstanding capital stock of the Company is as set forth under the heading “Capitalization” in the Registration Statement, the General Disclosure Package and the Prospectus (except for the subsequent issuance, if any, pursuant to reservations, agreements or employee benefit plans referred to or incorporated by reference in the General Disclosure Package and the Prospectus); the shares of issued and outstanding Common Stock have been duly authorized and validly issued and are fully paid and non-assessable; the shares of Common Stock held as treasury stock have been duly authorized; the Common Stock, the Company’s authorized but unissued special common stock, par value $1.00 per share (the “Special Common Stock”), the Company’s authorized and unissued preferred stock, par value $1.00 per share (the “Preferred Stock”), and the Preferred Stock Purchase Rights and Series A Cumulative Participating Preferred Stock conform to the respective statements relating thereto included in the General Disclosure Package and the Prospectus; except as described in or expressly contemplated by the Registration Statement, General Disclosure Package or the Prospectus, there are no outstanding rights (including, without limitation, preemptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of capital stock or other equity interest in the Company or any of its subsidiaries, or any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any capital stock of the Company or any such subsidiary, any such convertible or exchangeable securities or any such rights, warrants or options;

(B) the Securities will be duly listed, and admitted and authorized for trading, subject to official notice of issuance, if required, or any notice for the use of treasury shares required in place of an approved listing application and evidence thereof shall have been provided to the New York Stock Exchange and to the Representatives; the certificates for the Securities are in valid and sufficient form; and

(C) the Operative Documents conform and will conform in all material respects to the respective descriptions thereof contained in the General Disclosure Package and the Prospectus.

(viii) Neither the Company nor any Significant Subsidiary is in violation of any statute, law, rule, regulation, judgment, order or decree applicable to such party of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over such party or any of its properties (except where such violations would not have a material adverse effect on the condition, financial or otherwise, or the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise).

(ix) The Company is not in violation of its charter or by-laws and none of the Significant Subsidiaries is in violation of its charter or by-laws or other organizational documents, and neither the Company nor any of the Significant Subsidiaries is in default in the performance or observance of (A) any obligation, agreement, covenant or condition contained in any outstanding debt securities previously issued (the “Senior Notes”) under the indenture (the “Original Indenture”) dated as of January 28, 2004, as amended and supplemented by the first supplemental indenture (the “First Supplemental Indenture”) thereto dated as of January 28, 2004, as further amended and supplemented by the second supplemental indenture (the “Second Supplemental Indenture”) thereto dated as of June 30, 2004, the third supplemental indenture (the “Third Supplemental Indenture”) thereto dated as of May 1, 2006, the fourth supplemental indenture (the “Fourth Supplemental Indenture”) thereto dated as of November 9, 2006, the fifth supplemental indenture (the “Fifth Supplemental Indenture”) thereto dated as of August 17, 2007, the sixth supplemental indenture (the “Sixth Supplemental Indenture”) thereto dated as of January 30, 2012 and the seventh supplemental indenture (the “Seventh Supplemental Indenture”) thereto dated as of January 11, 2013 (the Original Indenture, as so amended and supplemented, the “Indenture”), the Indenture or the guarantees (the “Senior Guarantees”) of the Senior Notes, the Officers’ and Guarantors’ Certificate, dated as of and effective at the first Closing Time, establishing the terms of the Securities pursuant to the Indenture, (the “Officers’ Certificate”), and the convertible notes issued pursuant to the Officers’ Certificate (the “Convertible Notes”) (the Senior Notes, the Indenture, the Senior Guarantees, the Officers’ Certificate and the Convertible Notes are hereinafter called, collectively, the “Subject Instruments” and, individually, a “Subject Instrument”), (B) to the knowledge of the Company, the Rights Agreement or (C) any other obligation, agreement, covenant or condition contained in any other contract, indenture, mortgage, loan agreement, note, lease or other instrument to which the Company or any of the Significant Subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company or any of the Significant Subsidiaries is subject, which default or violation would have a material adverse effect on the condition, financial or otherwise, or the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise; and the execution, delivery and performance of this Agreement and the other Operative Documents, the consummation of the transactions contemplated herein and in the other Operative Documents and compliance by the Company with its obligations under such agreements to which it is a party have been duly authorized by all necessary action, corporate or other, and will not conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of the Significant Subsidiaries pursuant to, any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which the Company or any of the Significant Subsidiaries is a party or by which it or any of them may be bound (including, without limitation, the Subject Instruments), or to which any of the property or assets of the Company or any of the Significant Subsidiaries is subject, except (other than in the case of the Subject Instruments) for a conflict, breach, default, lien, charge or encumbrance which would not have a material adverse effect on the condition, financial or otherwise, or the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, nor will such action result in any violation of the provisions of the charter, by-laws or other organizational documents of the Company or any of the Significant Subsidiaries or any applicable law, administrative regulation or administrative or court order or decree.

(x) There is no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened, against or affecting the Company or any of its subsidiaries, which is required to be disclosed in the Registration Statement, the Statutory Prospectus or the Prospectus (other than as disclosed therein), or which is not so disclosed and (net of reserves and insurance) which the Company believes might result in any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, or which might materially and adversely affect the properties or assets thereof or which might materially and adversely affect the consummation of this Agreement or the other Operative Documents; all pending legal or governmental proceedings to which the Company or any subsidiary is a party or of which any of their respective property or assets is the subject which are not described in or incorporated by reference in the Registration Statement, the Statutory Prospectus, the General Disclosure Package and the Prospectus, including ordinary routine litigation incidental to the business, are, considered in the aggregate and net of reserves and insurance, not material to the Company and its subsidiaries considered as one enterprise; and there are no contracts or documents of the Company or any of its subsidiaries which are required to be filed as exhibits to the documents incorporated or deemed to be incorporated by reference in the Registration Statement, the Statutory Prospectus or the Prospectus by the 1933 Act or by the 1933 Act Regulations which have not been so filed or incorporated by reference.

(xi) No authorization, approval or consent of any court or governmental authority or agency is necessary in connection with the issuance and sale of the Securities, or the consummation by the Company of any of the other transactions contemplated hereby or by any of the other Operative Documents, except such as may be required and have been obtained under the 1933 Act, the 1933 Act Regulations, the 1934 Act and the 1934 Act Regulations (as defined below), and such as may be required under state securities laws.

(xii) This Agreement has been duly authorized, executed and delivered by the Company.

(xiii) The documents incorporated or deemed to be incorporated by reference in the Registration Statement, the Statutory Prospectus and the Prospectus, at the time they were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements of the 1934 Act and the rules and regulations of the Commission under the 1934 Act (the “1934 Act Regulations”), and (a) when read together with the other information in the Registration Statement, at the time the Registration Statement and any amendments thereto first became effective, at the time the Company’s most recent Annual Report on Form 10–K was filed with the Commission and at each “new effective date” with respect to the Underwriters pursuant to Rule 430B(f)(2) of the 1933 Act Regulations, (b) when read together with the other information in the General Disclosure Package, at the Applicable Time and (c) when read together with the other information in the Prospectus, at the Representation Date and at the Closing Time, did not, do not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(xiv) [RESERVED]

(xv) There are no holders of securities of the Company with currently exercisable registration rights to have any securities registered as part of the Registration Statement or included in the offering contemplated by this Agreement.

(xvi) The Company and each of the Significant Subsidiaries have good and marketable title to all of their respective properties, in each case free and clear of all liens, encumbrances and defects, except (i) customary liens and encumbrances arising in the ordinary course of the Company’s construction and development business and the financing thereof, (ii) as stated or incorporated by reference in the Statutory Prospectus, the General Disclosure Package and the Prospectus or (iii) such as do not materially affect the value of such properties in the aggregate to the Company and its subsidiaries considered as one enterprise and do not materially interfere with the use made and proposed to be made of such properties.

(xvii) The Company and the Significant Subsidiaries possess such certificates, authorities and permits issued by the appropriate state, federal and foreign regulatory agencies or bodies necessary to conduct all material aspects of the business now operated by them, and neither the Company nor any of the Significant Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would materially and adversely affect the condition, financial or otherwise, or the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise.

(xviii) No default or event of default with respect to any Indebtedness (as such term is defined in the Base Prospectus under the caption “Description of Debt Securities—Certain Definitions”) of the Company or any of the Significant Subsidiaries entitling, or which, with notice or lapse of time or both, would entitle, the holders thereof to accelerate the maturity thereof exists or will exist as a result of the execution and delivery of this Agreement, any of the other Operative Documents, the issuance and sale of the Securities or the consummation of the transactions contemplated hereby or thereby.

(xix) The Company and each of the Significant Subsidiaries have filed all tax returns required to be filed, which returns, as amended, are complete and correct in all material respects, and neither the Company nor any Significant Subsidiaries is in default in the payment of any taxes which were payable pursuant to said returns or any assessments with respect to said returns which would materially and adversely affect the condition, financial or otherwise, or the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise.

(xx) The Company and each of the Significant Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (E) the interactive data in the eXtensible Business Reporting Language (“XBRL”) included as an exhibit to the Registration Statement is accurate in all material respects.

(xxi) The Company and its subsidiaries maintain “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act); based on the most recent evaluation, the Company’s principal executive officer and principal financial officer concluded that the Company’s disclosure controls and procedures were effective as of November 30, 2012.

(xxii) The Company and the Significant Subsidiaries have not taken, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the 1934 Act, the 1934 Act Regulations or otherwise, stabilization or manipulation of the price of any security of the Company or the Significant Subsidiaries to facilitate the sale or resale of the Securities.

(xxiii) [RESERVED]

(xxiv) Neither the Company nor any of the Significant Subsidiaries is, and upon issuance and sale of the Securities as contemplated by this Agreement and application of the net proceeds therefrom as described in the Statutory Prospectus, the General Disclosure Package and the Prospectus, neither the Company nor any of the Significant Subsidiaries will be, an “investment company” or an entity “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended (the “1940 Act”).

(xxv) No subsidiary of the Company is a guarantor of, or is a party to or bound by any instrument or agreement pursuant to which it is or may be required to guarantee or cause another subsidiary of the Company to guarantee, any borrowings, bonds, notes, debentures or other indebtedness or lease obligations of the Company, except for the Indenture, that certain Amended and Restated Deed of Trust and Security Agreement dated as of November 9, 2011 by KB HOME Nevada Inc. to the Company, the related Amended and Restated Promissory Note of even date therewith made by KB HOME Nevada Inc. in favor of the Company and the Officers’ Certificate. The Company is not a party to or bound by any instrument or agreement pursuant to which it is or may be required to cause any of its subsidiaries to guarantee any borrowings, bonds, notes, debentures or other indebtedness or lease obligations of the Company, other than the Indenture and the Officers’ Certificate. The only persons or entities that guarantee the Senior Notes or any indebtedness or other obligations of the Company under the Indenture or that will guarantee the Convertible Notes under the Indenture, are the Significant Subsidiaries. As of the Closing Time, the only persons or entities that will have guaranteed the notes under the Officers’ Certificate or any indebtedness or other obligations of the Company under the Officers’ Certificate, are the Significant Subsidiaries. Except as provided by law, no subsidiary of the Company (other than previously unconsolidated joint ventures) is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s property or assets to the Company or any other subsidiary of the Company.

(xxvi) The Company and, to the best of its knowledge, its officers and directors in their capacities as such, are in compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Commission promulgated in connection therewith that are effective as of the date hereof, except where the failure to so comply would not have a material adverse effect on the condition, financial or otherwise, or the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise.

(xxvii) The Company and the Significant Subsidiaries are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), except where such noncompliance with Environmental Laws would not have a material adverse effect on the condition, financial or otherwise, or the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise. There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval or any related constraints on operating activities or any potential liabilities to third parties) which would have a material adverse effect on the condition, financial or otherwise, or the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise.

(xxviii) Neither the Company nor any Significant Subsidiary has any liability for any prohibited transaction or accumulated funding deficiency (within the meaning of Section 412 of the Internal Revenue Code of 1986, as amended) or any complete or partial withdrawal liability with respect to any pension, profit sharing or other plan which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), to which the Company or any Significant Subsidiary makes or ever has made a contribution and in which any employee of the Company or any Significant Subsidiary is or has ever been a participant, except where such liability would not have a material adverse effect on the condition, financial or otherwise, or the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise. With respect to such plans, the Company and each Significant Subsidiary is in compliance in all material respects with all applicable provisions of ERISA, except where such noncompliance would not have a material adverse effect on the condition, financial or otherwise, or the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise.

(xxix) The Registration Statement is not the subject of a pending proceeding or examination under Section 8(d) or 8(e) of the 1933 Act, and neither the Company nor any of the Significant Subsidiaries nor any of the Company’s other subsidiaries is the subject of a pending proceeding under Section 8A of the 1933 Act in connection with the offering of the Securities.

(xxx) The statements (including any assumptions described therein) included under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Outlook” in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2012 are within the coverage of Rule 175(b) under the 1933 Act to the extent such statements constitute “forward-looking statements” as defined in Rule 175(c) under the 1933 Act and were made by the Company with a reasonable basis and reflect the Company’s good faith estimate of the matters described therein.

(xxxi) The Company is not and, to the knowledge of the Company, none of its subsidiaries or any director, officer, agent, employee or Affiliate of the Company or any of its subsidiaries is currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(xxxii) The Company is not and, to the knowledge of the Company, none of its currently operating subsidiaries nor any director, officer, agent, employee or Affiliate of the Company or any of its currently operating subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and the Company and, to the knowledge of the Company, its currently operating subsidiaries and its Affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures reasonably designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(xxxiii) The operations of the Company and, to the knowledge of the Company, the operations of its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(xxxiv) The interactive data in the XBRL included as an exhibit to the Registration Statement has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(b) [RESERVED].

SECTION 2. Sale and Delivery to Underwriter; Closing.

(a) (i) On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to each Underwriter, and each Underwriter, severally and not jointly, agrees to purchase from the Company, at the purchase price set forth in Schedule E hereto the aggregate principal amount of Securities set forth in Schedule B opposite the name of such Underwriter, plus any additional aggregate principal amount of Securities which such Underwriter may become obligated to purchase pursuant to the provisions of Section 10 hereof and (ii) subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company hereby grants an option to the several Underwriters to purchase, severally and not jointly, up to the number of

Option Securities set forth in Schedule E hereto at the same purchase price set forth in Schedule E hereto for the Underwritten Securities. Said option may be exercised in whole or in part at any time on or before the 30th day after the date of the Prospectus upon written or telegraphic notice by the Representatives to the Company setting forth the aggregate number of the Option Securities as to which the several Underwriters are exercising the option and the settlement date. The aggregate number of Option Securities to be purchased by each Underwriter shall be the same percentage of the total number of the Option Securities to be purchased by the several Underwriters as such Underwriter is purchasing of the Underwritten Securities, subject to such adjustments as you in your absolute discretion shall make to eliminate any fractional shares.

(b) Payment of the purchase price for the Underwritten Securities and the Option Securities (if the option provided for in Section 2(a)(ii) hereof shall have been exercised on or before the second business day immediately preceding the Closing Date) shall be made at the offices of the Company, 10990 Wilshire Boulevard, Los Angeles, California, or at such other place as shall be agreed upon by the Representatives and the Company, at 6:30 a.m., California time, on January 29, 2013, or such other time not later than ten business days after such date as shall be agreed upon by the Representatives and the Company (each such time and date of payment and delivery of the Securities being herein called a “Closing Time”). Payment shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company, against delivery to the Representatives for the respective accounts of the several Underwriters of book-entry positions through the facilities of the Depositary Trust Company (“Book-Entry Positions”) for the Securities to be purchased by them. Book-Entry Positions for the Securities shall be in such denominations and registered in such names as the Representatives may request in writing at least one full business day before Closing Time. It is understood that each Underwriter has authorized the Representatives, for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Underwritten Securities and the Option Securities which it has agreed to purchase. Credit Suisse and Citigroup, individually and not as representatives of the Underwriters, may (but shall not be obligated to) make payment of the purchase price for any Securities to be purchased by any Underwriter whose payment therefor has not been received by the Closing Time, but such payment shall not relieve such Underwriter from its obligations hereunder. Book-Entry Positions for the Securities will be made available for examination and packaging by the Representatives not later than 10:00 a.m. (New York City time) on the last business day prior to Closing Time in New York, New York.

If the option provided for in Section 2(a)(ii) hereof is exercised after the second business day immediately preceding the Closing Date, the Company will deliver the Option Securities (at the expense of the Company) to the Representatives, at the offices of the Company, 10990 Wilshire Boulevard, Los Angeles, California, or at such other place and date as shall be agreed upon by the Representatives and the Company (which shall be within three business days after exercise of said option) for the respective accounts of the several Underwriters, against payment by the several Underwriters through the Representatives of the purchase price thereof to or upon the order of the Company by wire transfer payable in same-day funds to an account specified by the Company. If settlement for the Option Securities occurs after the Closing Date, the Company will deliver to the Representatives on the settlement date for the Option Securities, and the obligation of the Underwriters to purchase the Option Securities shall be conditioned upon receipt of, supplemental opinions, certificates and letters confirming as of such date the opinions, certificates and letters delivered on the Closing Date pursuant to Section 5 hereof.

SECTION 3. Covenants of the Company. The Company covenants with each Underwriter as follows:

(a) Subject to the provisions of Sections 3(b) hereof, during the period beginning on the date of this Agreement through and including the date (the “Termination Date”), which date shall not be earlier than the last Closing Time, as evidenced by a notice from the Representatives to the Company (which notice from the Representatives may be in writing or oral), on which all of the Securities shall have been sold by the Underwriters and the Prospectus is no longer required to be delivered or made available on request to investors under the 1933 Act, the 1933 Act Regulations, the 1934 Act or the 1934 Act Regulations, the Company will notify the Representatives immediately, and confirm the notice in writing, (i) of the effectiveness of any post-effective amendment to the Registration Statement, (ii) of the mailing, the delivery or transmittal to the Commission for filing of any Preliminary Prospectus, the Prospectus or any Issuer Free Writing Prospectus or any amendment to the Registration Statement or amendment or supplement to any Preliminary Prospectus, the Prospectus or any Issuer Free Writing Prospectus or any document incorporated or deemed to be incorporated by reference in or otherwise deemed to be a part of or included in any of the foregoing (including, without limitation, pursuant to Rule 430B) or any document to be filed pursuant to the 1934 Act by the Company or any Significant Subsidiary, (iii) of the receipt of any comments or inquiries from the Commission relating to the Registration Statement, the Preliminary Prospectus, the Prospectus or any Issuer Free Writing Prospectus or the documents incorporated or deemed to be incorporated by reference in or otherwise deemed to be a part of or included in any of the foregoing (including, without limitation, pursuant to Rule 430B), (iv) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to any Preliminary Prospectus, the Prospectus or any Issuer Free Writing Prospectus or any documents incorporated or deemed to be incorporated by reference in or otherwise deemed to be a part of or included in any of the foregoing (including, without limitation, pursuant to Rule 430B) or for additional information, (v) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose or of any examination pursuant to Section 8(e) of the 1933 Act concerning the Registration Statement and (vi) if the Company or any of the Significant Subsidiaries or any of the Company’s other subsidiaries becomes the subject of a proceeding under Section 8A of the 1933 Act in connection with the offering of the Securities. The Company will make every reasonable effort to prevent the issuance of any stop order and, if any stop order is issued, to obtain the lifting thereof at the earliest possible moment.

(b) During the period beginning on the date of this Agreement through and including the Termination Date , the Company will give the Representatives notice of its intention to file or prepare any post-effective amendment to the Registration Statement or any amendment or supplement to any Preliminary Prospectus, the Prospectus or any Issuer Free Writing Prospectus (including any revised prospectus which the Company proposes for use by the Underwriters in connection with the offering of the Securities which differs from the Prospectus first provided to the Underwriters for use in connection with the offering of the Securities (whether to meet requests of purchasers pursuant to Rule 173 under the 1933 Act Regulations or otherwise) or, if not furnished to the Underwriters, in the form first filed pursuant to Rule 424(b) of the 1933 Act Regulations), will furnish the Representatives with copies of any such amendment or supplement a reasonable amount of time prior to such proposed filing or use, as the case may be, and, except in the case of Current Reports on Form 8-K that are deemed to have been “furnished” and not “filed” for purposes of the 1933 Act and the 1934 Act and are therefore not incorporated or deemed to be incorporated by reference in the Registration Statement, any Preliminary Prospectus or the Prospectus, will not file any such amendment or supplement or use any such prospectus to which the Representatives or counsel for the Underwriters shall reasonably object. The Company has given the Representatives notice of any filings made pursuant to the 1934 Act or 1934 Act Regulations within 48 hours prior to the Applicable Time; the Company will give the Representatives notice of its intention to make any such filing from the Applicable Time through the Termination Date and will furnish the Representatives with copies of any such documents a reasonable amount of time prior to such proposed filing and, except in the case of Current Reports on Form 8-K that are deemed to have been “furnished” and not “filed” for purposes of the 1933 Act and the 1934 Act and are therefore not incorporated or deemed to be incorporated by reference in the Registration Statement, any Preliminary Prospectus or the Prospectus, will not file or use any such document to which the Representatives or counsel for the Underwriters shall reasonably object, provided that upon submission to the underwriters of the 8-K under Item 5.02 solely to announce the determinations by the board of the annual incentive plan for management in a form containing all of the material terms no less than 48 hours in advance of filing, no further clearance under this sentence will be required other than notice of any material change or addition to the material terms.

(c) The Company has delivered to the Representatives one copy of the Registration Statement as originally filed and of each amendment thereto (including exhibits filed therewith or incorporated by reference therein and documents incorporated or deemed to be incorporated by reference therein) and will also deliver to the Representatives as many conformed copies of the Registration Statement as originally filed and of each amendment thereto (without exhibits) as the Representatives may reasonably request.

(d) The Company will furnish to each Underwriter, from time to time during the period when the Prospectus is required to be delivered or furnished upon request to investors under the 1933 Act, the 1933 Act Regulations, the 1934 Act or the 1934 Act Regulations, such number of copies of each Preliminary Prospectus, if any, the Prospectus (as amended or supplemented, if applicable) and each Issuer Free Writing Prospectus as such Underwriter may reasonably request, for the purposes contemplated by the 1933 Act, the 1933 Act Regulations, the 1934 Act or the 1934 Act Regulations.

(e) If, during the period beginning on the date of this Agreement through and including the Termination Date, any event shall occur as a result of which it is necessary,

in the opinion of counsel for the Underwriters or the Company, to amend or supplement the Prospectus in order to make the Prospectus not misleading in the light of the circumstances existing at the time it is delivered to a purchaser, the Company will, subject to the provisions of Section 3(b) hereof, forthwith amend or supplement the Prospectus (in form and substance satisfactory to the Representatives and counsel for the Underwriters) so that, as so amended or supplemented, the Prospectus will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at the time it is delivered to a purchaser, not misleading, and the Company will furnish to the Underwriters a reasonable number of copies of such amendment or supplement. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement or the Statutory Prospectus or any other Preliminary Prospectus, the Company will promptly notify the Representatives and will promptly cease use of such Issuer Free Writing Prospectus or, subject to the provisions of Section 3(b) hereof, amend or supplement, at its own expense, such Issuer Free Writing Prospectus to eliminate or correct such conflict. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, the Company will promptly notify the Representatives and the Underwriters and will promptly cease use of such Issuer Free Writing Prospectus (and each of the Underwriters agrees, severally and not jointly, that, upon receipt of such notice from the Company, such Underwriter will promptly cease use of such Issuer Free Writing Prospectus) and, subject to the provisions of Section 3(b) hereof, the Company will promptly amend or supplement, at its own expense, either (a) such Issuer Free Writing Prospectus or (b) the Statutory Prospectus and the Prospectus to eliminate or correct such conflict, untrue statement or omission.

(f) The Company will endeavor, in cooperation with the Underwriters, to qualify the Securities for offering and sale under the applicable securities laws of such states and other jurisdictions of the United States as the Representatives may designate; provided, however, that the Company shall not be obligated to qualify as a foreign corporation or other entity, as the case may be, in any jurisdiction in which it is not so qualified. In each jurisdiction in which the Securities have been so qualified, the Company will file such statements and reports as may be required by the laws of such jurisdiction to continue such qualification in effect for so long as may be required by applicable law. The Company will promptly advise the Representatives of the receipt by the Company of any notification with respect to the suspension of qualification of the Securities for sale in any state or jurisdiction or the initiating or threatening of any proceeding for such purpose.

(g) The Company will timely file such reports pursuant to the 1934 Act as are necessary in order to make generally available to its securityholders as soon as practicable an earnings statement for the purposes of, and to provide to the Underwriters the benefits contemplated by, the last paragraph of Section 11(a) of the 1933 Act.

(h) The Company will use the net proceeds received by it from the sale of the Securities in the manner to be specified in the Prospectus Supplement under “Use of Proceeds.”

(i) (1) Immediately following the execution of this Agreement, the Company will prepare a final term sheet (the “Final Term Sheet”) reflecting the final terms of the Securities, in the form set forth on Schedule C hereto, with such changes therein or additions thereto as may be approved by the Representatives, and shall as promptly as practicable file such Final Term Sheet as an “issuer free writing prospectus” pursuant to Rule 433; provided that the Company shall furnish the Representatives with copies of any such Issuer Free Writing Prospectus a reasonable amount of time prior to such proposed filing and will not use or file any such Issuer Free Writing Prospectus to which the Representatives or counsel to the Underwriters shall reasonably object.

(2) Immediately following the execution of this Agreement, the Company will prepare a prospectus supplement, dated the date hereof (the “Prospectus Supplement”), containing the terms of the Securities, the plan of distribution thereof and such other information as may be required by the 1933 Act or the 1933 Act Regulations or as the Representatives and the Company deem appropriate.

(3) The Company will effect the filings (including, without limitation, the filings of the Statutory Prospectus, the Prospectus and each Issuer Free Writing Prospectus) required under Rule 424(b) and Rule 433, as the case may be, in the manner and within the time period required by Rule 424(b) (without reliance on Rule 424(b)(8)) and Rule 433, as the case may be, and, if applicable, will take such steps as it deems necessary to ascertain promptly whether any such document transmitted for filing under Rule 424(b) or Rule 433 was received for filing by the Commission and, in the event that it was not, will promptly file such document.

(j) The Company, during the period when the Prospectus is required to be delivered under the 1933 Act or the 1934 Act (or would be required to be delivered upon request by a purchaser pursuant to Rule 173 under the 1934 Act), will file all documents required to be filed with the Commission pursuant to Sections 13, 14 or 15 of the 1934 Act within the time periods required by the 1934 Act and the 1934 Act Regulations.

(k) The Company will not, without the prior written consent of Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc., offer, sell, contract to sell, pledge, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Company or any affiliate of the Company or any person in privity with the Company or any affiliate of the Company), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, any shares of Common Stock or any securities convertible into, or exercisable, or exchangeable for, shares of Common Stock; or publicly announce an intention to effect any such transaction, until the business day set forth on Schedule E hereto, provided, however, that the Company may issue and sell Common Stock pursuant to any employee stock option plan, stock ownership plan or dividend reinvestment plan of the Company in effect at the Applicable Time, including any cash settlement under any such plan, and the Company may issue Common Stock issuable upon the conversion of securities or the exercise of warrants outstanding at the Applicable Time, provided, further, that the Company may offer and sell the Convertible Notes, guarantees associated with the Convertible Notes, and beneficial interests in the Common Stock underlying the Convertible Notes in the Convertible Notes Offering, and provided, further, that the Company may issue shares of Common Stock and associated Preferred Stock Purchase Rights upon the conversion of such Convertible Notes.

(l) The Company agrees that, unless they have obtained or will obtain the prior written consent of the Representatives, and each Underwriter, severally and not jointly, agrees with the Company that, unless it has obtained or will obtain, as the case may be, the prior written consent of the Company, it has not made and will not make any offer relating to the Securities that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus” (as defined in Rule 405) required to be filed by the Company with the Commission or retained by the Company under Rule 433, other than the information contained in the Final Term Sheet prepared and filed pursuant to Section 3(i) hereof; provided that the prior written consent of the parties hereto shall be deemed to have been given in respect of any Issuer Free Writing Prospectus included in Schedule D hereto. Any such free writing prospectus consented to by the Representatives or the Company is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company agrees that (x) it has treated and will treat, as the case may be, each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus and (y) it has complied and will comply, as the case may be, with the requirements of Rules 164 and 433 under the 1933 Act Regulations applicable to any Permitted Free Writing Prospectus, including in respect of timely filing with the Commission, legending and record keeping.

SECTION 4. Payment of Expenses. The Company will pay all expenses incident to the performance of its obligations under this Agreement, including (i) the printing and filing of the Registration Statement as originally filed and of each amendment thereto, (ii) the printing or reproduction of this Agreement and the other Operative Documents, (iii) the preparation, issuance and delivery of the certificates for the Securities to the Underwriters, (iv) the fees and disbursements of counsel and accountants to the Company, (v) the qualification of the Securities under securities laws in accordance with the provisions of Section 3(f) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection therewith and in connection with the preparation of the Blue Sky Survey, (vi) the printing and delivery to the Underwriter of copies of the Registration Statement as originally filed and of each amendment thereto, of any Permitted Free Writing Prospectus, any Preliminary Prospectuses and of the Prospectus and any amendments or supplements thereto and any costs associated with the electronic delivery of any of the foregoing by the Underwriters to investors, (vii) the printing and delivery to the Underwriters of copies of the Blue Sky Survey, (viii) the fees and expenses of

Computershare Shareowner Services LLC as transfer agent (the “Transfer Agent”), including the fees and disbursements of counsel for the Transfer Agent in connection with the Securities, (ix) any fees payable in connection with the rating of the Securities, (x) any filings required to be made with the Financial Industry Regulatory Authority, Inc. (“FINRA”) (including filing fees and the reasonable fees and expenses of counsel for the Underwriters relating to such filings); (xi) any fees and expenses of a depositary in connection with holding the Securities in book-entry form; and (xii) any transfer taxes or other similar fees or charges under Federal law or the laws of any state, or any political subdivision thereof, required to be paid in connection with the execution and delivery of this Agreement or the issuance by the Company or sale by the Company of the Securities or the issuance of the Conversion Shares upon conversion of the Securities (but not any tax or duty that may be levied on a holder’s income as a result of or in connection with a conversion).

If this Agreement is terminated by the Representatives in accordance with the provisions of Section 5 or Section 9(a)(i), the Company shall reimburse the Underwriters for all of their out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Underwriters.

SECTION 5. Conditions of Underwriters’ Obligations. The obligations of the Underwriters to purchase the Underwritten Securities and the Option Securities, as the case may be, hereunder are subject to the accuracy of the representations and warranties of the Company herein contained, to the performance by the Company of its obligations hereunder, and to the following further conditions:

(a) At Closing Time no stop order suspending the effectiveness of the Registration Statement shall have been issued under the 1933 Act or proceedings therefor initiated or threatened by the Commission. The Prospectus containing the 430B Information (including the Prospectus Supplement referred to in Section 3(i) hereof) shall have been filed with the Commission pursuant to Rule 424(b) of the 1933 Act Regulations within the prescribed time period (without reliance on Rule 424(b)(8)) and an Issuer Free Writing Prospectus containing the information in the Final Term Sheet shall have been filed with the Commission pursuant to Rule 433 within the prescribed time period, and prior to Closing Time the Company shall have provided evidence satisfactory to the Representatives of the timely filing or transmittal of each such document.

(b) At Closing Time the Representatives shall have received:

(i) The favorable opinion, dated as of Closing Time, of Munger, Tolles & Olson LLP, counsel for the Company, in form and substance satisfactory to counsel for the Underwriters, to the effect set forth in Exhibit A hereto.

(ii) The favorable opinion, dated as of Closing Time, William A. (Tony) Richelieu, Corporate Counsel and Assistant Secretary of the Company, in form and substance satisfactory to counsel for the Underwriters, to the effect set forth in Exhibit B hereto.

(iii) The favorable opinion, dated as of Closing Time, of Jones Day, counsel for the Underwriters, with respect to this Agreement, the Securities, the Registration Statement, the Prospectus and such other matters as the Underwriters may request.

(iv) In giving their opinions required by subsections (b)(i), (b)(ii) and (b)(iii), respectively, of this Section, Munger, Tolles & Olson LLP, William A. (Tony) Richelieu, and Jones Day shall each additionally state that no facts have come to their attention that have caused them to believe that

(A) the Registration Statement (which term shall be defined to include the Rule 430B Information) (except for financial statements and schedules and other financial and statistical data included or incorporated by reference therein or omitted therefrom, as to which counsel need make no statement), at the time it first became effective, as of the date that the Company’s most recent Annual Report on Form 10-K was filed with the Commission or at the “new effective date” with respect to the Underwriters pursuant to Rule 430B(f)(2) of the 1933 Act Regulations, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or

(B) the Prospectus (except for financial statements and schedules and other financial and statistical data included or incorporated by reference therein or omitted therefrom, as to which counsel need make no statement), at the Representation Date or at Closing Time, included or includes an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or

(C) the General Disclosure Package (except for financial statements and schedules and other financial and statistical data included or incorporated by reference therein or omitted therefrom, as to which counsel need make no statement), as of the Applicable Time, included an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(v) The favorable opinions, dated as of the Closing Time, of local counsel for the Significant Subsidiaries organized under the laws of the State of Nevada and the State of Texas, in form and substance satisfactory to counsel for the Underwriters, to the effect set forth in Exhibit C hereto.

(c) At Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package or Prospectus, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the

Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, and the Representatives shall have received a certificate of the President or a Vice President of the Company and of the chief financial or chief accounting officer of the Company, dated as of Closing Time, to the effect that (i) there has been no such material adverse change, (ii) the representations and warranties of the Company in Section 1 are true and correct with the same force and effect as though expressly made at and as of Closing Time, (iii) the Company has complied with all agreements and satisfied all conditions set forth in this Agreement on its part to be performed or satisfied at or prior to Closing Time, (iv) no stop order suspending the effectiveness of the Registration Statement has been issued and, to the best of such officers’ knowledge and information, no proceedings for that purpose have been initiated or threatened by the Commission, and (v) since the date of this Agreement, none of the ratings assigned by any nationally recognized statistical rating organization to any debt securities of the Company or any subsidiary of the Company has been lowered and no such rating agency has publicly announced that it has placed any debt securities of the Company or of any subsidiary of the Company on what is commonly termed a “watch list” for a possible downgrading. As used in this Section 5(c), the term “Registration Statement” means the Registration Statement excluding any amendments or supplements thereto after the date of this Agreement; the term “General Disclosure Package” means the General Disclosure Package excluding any amendments or supplements thereto after the Applicable Time; and “Prospectus” means the Prospectus excluding any amendments or supplements thereto after the date of this Agreement.

(d) (i) At the Applicable Time, the Representatives shall have received from Ernst & Young LLP a letter dated such date, in form and substance satisfactory to the Representatives, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and financial information included and incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus (including, without limitation, any pro forma financial statements), and (ii) at the Closing Time, the Representatives shall have received from Ernst & Young LLP a letter to the effect that they reaffirm the statements made in the letter furnished pursuant to clause (i) of this subsection (d) of this Section, provided that such letter shall use a “cut-off date” not more than three business days prior to the Closing Time.

(e) At Closing Time, the Senior Notes of the Company shall not have experienced a rating downgrade from Moody’s Investor’s Service Inc., Standard & Poor’s or Fitch Ratings, nor shall any notices have been given of any intended or potential downgrading or any review for a possible change that does not indicate the direction of the possible change.

(f) [RESERVED].

(g) At Closing Time, counsel for the Underwriters shall have been furnished with such documents and opinions as they may require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated and related proceedings, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Securities as herein contemplated and in connection with the other transactions contemplated by this Agreement shall be satisfactory in form and substance to the Representatives and counsel for the Underwriters.

(h) The Securities shall have been listed and admitted and authorized for trading on the New York Stock Exchange, if required, or any notice for the use of treasury shares required in place of an approved listing application and evidence thereof shall have been provided to the New York Stock Exchange and to the Representatives.

(i) The “lock-up” agreements, each substantially in the form of Exhibit D hereto, between the Representatives and the persons listed in Schedule F hereto, delivered to the Representatives on or before the date hereof, shall be in full force and effect as of the Closing Date.

If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Representatives by notice to the Company at any time at or prior to Closing Time, and such termination shall be without liability of any party to any other party except as provided in Section 4 hereof. Notwithstanding any such termination, the provisions of Sections 4, 6, 7 and 8 shall remain in effect.

SECTION 6. Indemnification.

(a) The Company agrees to indemnify and hold harmless each Underwriter, its directors and officers, its employees, and its respective affiliates and agents, in each case only for such affiliates and agents who have, or are alleged to have, participated in the distribution of Securities, and each person, if any, who controls any Underwriter within the meaning of Section 15 of the 1933 Act as follows:

(i) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereto (including, without limitation, the Rule 430B Information) or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact contained in any Preliminary Prospectus, any Issuer Free Writing Prospectus, the General Disclosure Package or the Prospectus (or any amendment or supplement to any of the foregoing) or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the written consent of the Company; and

(iii) against any and all expense whatsoever, as incurred (including, subject to Section 6(c) hereof, the fees and disbursements of counsel chosen by the Representatives), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that the foregoing indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives expressly for use in the Registration Statement (or any amendment thereto) or any Preliminary Prospectus any Issuer Free Writing Prospectus, the General Disclosure Package or the Prospectus (or any amendment or supplement to any of the foregoing), it being understood that such information is limited to the Underwriter Information (as defined below).

(b) Each Underwriter, severally and not jointly agrees to indemnify and hold harmless the Company and its directors, each of its officers who signed the Registration Statement and its employees, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement or any amendment thereto (including, without limitation, the Rule 430B Information) or any Preliminary Prospectus, any Issuer Free Writing Prospectus, the General Disclosure Package or the Prospectus (or any amendment or supplement to any of the foregoing) in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Representatives expressly for use in the Registration Statement (or any amendment thereto) or such Preliminary Prospectus, such Issuer Free Writing Prospectus, the General Disclosure Package or the Prospectus (or any amendment or supplement to any of the foregoing); provided that the Company acknowledges that the statements set forth under the caption “Underwriting” in the Statutory Prospectus and the Prospectus (i) in the table in the first paragraph and (ii) the ninth paragraph (such statements, the “Underwriter Information”) constitute the only such information furnished in writing by or on behalf of each Underwriter.

(c) Each indemnified party shall give written notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. An indemnifying party may participate at its own expense in the defense of any such action. In no event shall the indemnifying parties be liable for the fees and expenses of more than one counsel (in addition to any local counsel), separate from their own counsel (i) in the case of indemnity pursuant to Section 6(a), for the Underwriters, the directors and officers of any Underwriter, and each person, if any, who controls any Underwriter within the meaning of Section 15 of the 1933 Act and (ii) in the case of indemnity pursuant to Section 6(b), for the Company and its directors, each of its officers who signed the Registration Statement, and its employees, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act, in each case in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is a party and indemnity is provided hereunder, unless such settlement (x) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding and (y) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

SECTION 7. Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Sections 6(a) or (b) is for any reason held to be unenforceable by the indemnified parties although applicable in accordance with its terms, the Company, on the one hand, and the Underwriters, on the other hand, shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by said indemnity agreement incurred by the Company and one or more of the Underwriters, as incurred, in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and by the Underwriters on the other from the offering of the Securities; provided, however, that in no case shall any Underwriters be responsible for any amount in excess of the purchase discount or commission applicable to the Securities purchased by such Underwriters hereunder. For purposes of this Section 7, the benefits received by the Company shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by it, and benefits received by the Underwriters shall be deemed to be equal to the total purchase discounts and commissions; provided, however, that no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section, each director, officer, employee, and respective affiliate and agent, in each case only for such affiliates and agents who have, or are alleged to have, participated in the distribution of Securities, and each person, if any, who controls any Underwriter within the meaning of Section 15 of the 1933 Act shall have the same rights to contribution as such Underwriter, and each director of the Company, each officer of the Company who signed the Registration Statement, each employee of the Company, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act shall have the same rights to contribution as the Company, as the case may be. The Underwriters’ respective obligations to contribute pursuant to this Section 7 are several in proportion to aggregate principal amount of Securities set forth opposite their respective names in Schedule B hereto and not joint.

SECTION 8. Representations, Warranties and Agreements to Survive Delivery. All representations, warranties and agreements contained in this Agreement, or contained in certificates of officers of the Company submitted pursuant hereto, shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any Underwriter or any controlling person, or by or on behalf of the Company, and shall survive delivery of the Securities to the Underwriters.

SECTION 9. Termination of Agreement.

(a) The Representatives may terminate this Agreement, by notice to the Company, at any time at or prior to Closing Time (i) if there has been, since the date of this Agreement or since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package or the Prospectus, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, or (ii) if there has occurred any material adverse change in the financial markets in the United States or any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Representatives, impracticable to market the Securities or to enforce contracts for the sale of the Securities, or (iii) if trading in the securities of the Company has been suspended or materially limited by the Commission or a national securities exchange, or if trading generally on the New York Stock Exchange or the Nasdaq Global Select Market has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices for securities have been required, by either of said exchanges or by order of the Commission or any other governmental authority, or if a banking moratorium has been declared by either federal, New York or California authorities, or (iv) if the rating assigned by any nationally recognized statistical rating organization to any debt securities of the Company or of any subsidiary of the Company shall have been lowered or if any such rating agency shall have publicly announced that it has placed any debt securities of the Company or any trust preferred securities, capital securities or similar securities of any subsidiary of the Company on what is commonly termed a “watch list” for a possible downgrading. As used in this Section 9(a), the term “Registration Statement” means the Registration Statement excluding any amendments or supplements thereto after the date of this Agreement; the term “General Disclosure Package” means the General Disclosure Package excluding any amendments or supplements thereto after the Applicable Time; and “Prospectus” means the Prospectus excluding any amendments or supplements thereto subsequent to the date of this Agreement.

(b) If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof. Notwithstanding any such termination, the provisions of Sections 4, 6, 7 and 8 shall remain in effect.

SECTION 10. Default by One or More of the Underwriters. If one or more of the Underwriters shall fail at Closing Time to purchase the Securities which it or they are obligated to purchase under this Agreement (the “Defaulted Securities”), the Representatives shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Underwriters or any other underwriters to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Representatives shall not have completed such arrangements within such 24 hour period, then:

(a) if the aggregate amount of the Defaulted Securities does not exceed 10% of the aggregate amount of Securities to be purchased at Closing Time, each of the non-defaulting Underwriters shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Underwriters, or

(b) if the aggregate amount of the Defaulted Securities exceeds 10% of the aggregate amount of Securities to be purchased at Closing Time, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter.

No action taken pursuant to this Section shall relieve any defaulting Underwriter from liability in respect of its default.

In the event of any such default which does not result in a termination of this Agreement, either the Representatives or the Company shall have the right to postpone the Closing Time for a period not exceeding seven days in order to effect any required changes in the General Disclosure Package, the Prospectus or in any other documents or arrangements. As used herein, the term “Underwriter” includes any person substituted for an Underwriter under this Section 10.

SECTION 11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Underwriters shall be directed to the Representatives at c/o Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, New York 10010-3629, Attention: Transactions Advisory Group (fax number: 212-325-8278 and confirmation number: 212-538-0661); to c/o Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013, Attention: General Counsel (fax number: 212-816-7912) and notices to the Company shall be directed to it at 10990 Wilshire Boulevard, Los Angeles, California 90024, Attention: William A. (Tony) Richelieu, Corporate Counsel and Assistant Secretary (fax number: 310-231-4280).

SECTION 12. Parties. This Agreement shall inure to the benefit of and be binding upon the Underwriters and the Company and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Underwriters and the Company and their respective successors and the controlling persons and officers and directors and other persons referred to in Sections 6 and 7 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Underwriters and the Company and their respective successors and said controlling persons and officers and directors and other persons and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Securities from any Underwriter shall be deemed to be a successor by reason merely of such purchase.

SECTION 13. No Advisory or Fiduciary Responsibility.

(a) The Company hereby (i) acknowledges that the purchase and sale of the Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the Underwriters and any affiliate through which any of them may be acting, on the other hand, (ii) acknowledges that the Underwriters are acting as principal and not as agent or fiduciary of the Company, (iii) acknowledges that the Company’s engagement of the Underwriters in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity, (iv) agrees that it is solely responsible for making its own judgments in connection with the offering (irrespective of whether any of the Underwriters has advised or is currently advising the Company on related or other matters); and (v) agrees that it will not claim that the Underwriters have rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto. The Company further acknowledges that (i) the several Underwriters and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and the several Underwriters have no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (ii) the Underwriters have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate.

SECTION 14. Submission to Jurisdiction; Waiver of Jury Trial. No proceeding related to this Agreement or the transactions contemplated hereby may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have jurisdiction over the adjudication of such matters, and the Company hereby consents to the jurisdiction of such courts and personal service with respect thereto. The Company hereby waives all right to trial by jury in any proceeding (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement. The Company agrees that a final judgment in any such proceeding brought in any such court shall be conclusive and binding upon the Company and may be enforced in any other courts to whose jurisdiction the Company is or may be subject, by suit upon such judgment.

SECTION 15. Governing Law and Time. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in said State. Unless otherwise set forth herein, specified times of day refer to New York City time.

[SIGNATURE PAGE FOLLOWS]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Underwriters and the Company in accordance with its terms.

Very truly yours,

KB HOME

By:	/s/ Jeff. J. Kaminski
	Name:	Jeff J. Kaminski
	Title:	Executive Vice President and
Chief Financial Officer

UNDERWRITING AGREEMENT

CONFIRMED AND ACCEPTED BY THE REPRESENTATIVES
as of the date first above written:

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Eric A. Anderson
Name: Eric A. Anderson
Title: Vice Chairman

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Marni McManus
Name: Marni McManus
Title: Managing Director

On behalf of each the Underwriters

CONFIRMED AND ACCEPTED BY THE FOLLOWING UNDERWRITERS as of the date first above written:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ James Scott
Name: James Scott
Title: Managing Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Warren F. Estey
Name: Warren F. Estey
Title: Managing Director

By:	/s/ Frank Windels
Name: Frank Windels
Title: Managing Director

UNDERWRITING AGREEMENT

SCHEDULE A

List of Significant Subsidiaries

1.	KB HOME Coastal Inc., a California corporation

2.	KB HOME Greater Los Angeles Inc., a California corporation

3.	KB HOME Sacramento Inc., a California corporation

4.	KB HOME Lone Star Inc., a Texas corporation

5.	KB HOME Reno Inc., a Nevada corporation

6.	KB HOME Las Vegas Inc., a Nevada corporation

7.	KB HOME Nevada Inc., a Nevada corporation

Schedule A

SCHEDULE B

Names of Underwriters	Number of Securities
Credit Suisse Securities (USA) LLC.	1,595,000
Citigroup Global Markets Inc.	1,595,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,155,000
Deutsche Bank Securities Inc.	1,155,000

Total	5,500,000

Schedule B

SCHEDULE C

Pricing Term Sheet

Schedule C

PRICING TERM SHEET	ISSUER FREE WRITING PROSPECTUS
DATED JANUARY 23, 2013	FILED PURSUANT TO RULE 433
REGISTRATION STATEMENT NO. 333-176930
SUPPLEMENTING THE PRELIMINARY
PROSPECTUS SUPPLEMENTS DATED JANUARY 22, 2013
(TO PROSPECTUS DATED SEPTEMBER 20, 2011)

KB HOME

Concurrent Offerings of

5,500,000 Shares of Common Stock, par value $1.00 per share

(the “Common Stock Offering”)

and

$200,000,000 1.375% Convertible Senior Notes due 2019

(the “Notes Offering”)

The information in this pricing term sheet relates only to KB Home’s Common Stock Offering and Notes Offering (each, an “Offering”) and should be read together with (i) the preliminary prospectus supplement dated January 22, 2013, relating to the Common Stock Offering (the “Common Stock Preliminary Prospectus Supplement”), and the preliminary prospectus supplement dated January 22, 2013, relating to the Notes Offering (the “Notes Preliminary Prospectus Supplement” and, together with the Common Stock Preliminary Prospectus Supplement, the “Preliminary Prospectus Supplements”), each as filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended, and including the documents incorporated by reference therein and (ii) the accompanying prospectus dated September 20, 2011, included in the Registration Statement No. 333-176930, which was post-effectively amended on February 1, 2012 and on January 22, 2013, including the documents incorporated by reference therein. The closing of the Notes Offering is not conditioned upon the closing of the Common Stock Offering, and the closing of the Common Stock Offering is not conditioned upon the closing of the Notes Offering.

Issuer:	KB Home

Ticker / Exchange for Common Stock:	KBH / The New York Stock Exchange (“NYSE”)

Pricing Date:	January 23, 2013

Trade Date:	January 24, 2013

Settlement Date:	January 29, 2013

Common Stock Offering

Title of Securities:	Common Stock, par value $1.00 per share, of KB Home (the “Common Stock”)

Number of Shares of Common Stock Offered by KB Home:

5,500,000 shares (or 6,325,000 shares if the underwriters of the Common Stock Offering exercise their option to purchase additional shares in full), all of which will be delivered from treasury by KB Home

Last Reported Sale Price of the Common Stock on the NYSE on the Pricing Date:	$18.63 per share of Common Stock

Use of Proceeds:	The Issuer intends to use the net proceeds from the Common Stock Offering, if consummated, for general corporate purposes, including without limitation land acquisition and development.

Price to Public:	$18.25 per share of Common Stock (the “Common Stock Public Offering Price”)

Public Offering Price, Underwriting Discount and Proceeds:	The following table shows the Common Stock Public Offering Price, underwriting discount and proceeds before estimated expenses to the Issuer for the Common Stock Offering.

	Per Share	Total
Common Stock Public Offering Price	$18.25	$100,375,000
Underwriting Discount	$0.866875	$4,767,812
Proceeds, before estimated expenses, to the Issuer	$17.383125	$95,607,188

The estimated expenses of the Common Stock Offering payable by the Issuer, exclusive of the underwriting discount, are approximately $375,000.

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc.

Notes Offering

Securities Offered:	1.375% Convertible Senior Notes due 2019 (the “Notes”)

Aggregate Principal Amount Offered:	$200,000,000 in aggregate principal amount of Notes (or $230,000,000 in aggregate principal amount if the underwriters of the Notes Offering exercise their over-allotment option in full)

Maturity Date:	February 1, 2019, unless earlier purchased, redeemed or converted

Interest Rate:	1.375% per annum, accruing from the Settlement Date

Interest Payment Dates:	February 1 and August 1 of each year, commencing on August 1, 2013. KB Home will also pay interest on November 1, 2018.

Guarantees:	All of the Issuer’s payment and delivery obligations under the Notes will be unconditionally guaranteed, jointly and severally, on an unsecured senior basis initially by the Guarantors identified in the Notes Preliminary Prospectus Supplement. Under certain circumstances, any or all of the Guarantors may be released from their guarantees of the Notes, and other subsidiaries of KB Home may or may be required to guarantee the Notes.

2

Public Offering Price:	100% of the principal amount of the Notes

Initial Conversion Premium:	Approximately 50% above the Common Stock Public Offering Price

Initial Conversion Price:	Approximately $27.37 per share of Common Stock

Initial Conversion Rate:	36.5297 shares of Common Stock per $1,000 principal amount of Notes

Optional Redemption:	The Notes will not be redeemable prior to November 6, 2018. On or after November 6, 2018 and prior to the stated maturity date, the Notes will be redeemable for cash in whole or in part, at the Issuer’s option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest on the Notes being redeemed to the redemption date.

Estimated Net Proceeds to KB Home from the Notes Offering:

The Issuer estimates that the net proceeds from the Notes Offering, after deducting the underwriting discount and estimated expenses payable by the Issuer, will be approximately $194.1 million (or approximately $223.3 million if the underwriters of the Notes Offering exercise their over-allotment option in full)

Use of Proceeds:	The Issuer intends to use the net proceeds from the Notes Offering, if consummated, for general corporate purposes, including without limitation land acquisition and development.

Public Offering Price, Underwriting Discount and Proceeds:	The following table shows the public offering price, underwriting discount and proceeds before estimated expenses to the Issuer for the Notes Offering.

	Per Note	Total
Public offering price(1)	100%	$200,000,000
Underwriting Discount	2.75%	$5,500,000
Proceeds, before estimated expenses, to the Issuer	97.25%	$194,500,000

The estimated expenses of the Notes Offering payable by the Issuer, exclusive of the underwriting discount, are approximately $375,000. (1) Plus accrued interest, if any, from the Settlement Date.

CUSIP:	48666K AS8

ISIN:	US48666KAS87

Joint Book-Running Managers:	Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc.

Adjustment to Conversion Rate Upon Conversion Upon a Make-Whole Adjustment Event:

The following table sets forth the number of additional shares of Common Stock to be added to the conversion rate for each $1,000 principal amount of Notes upon conversion in connection with a “make-whole adjustment event” (as defined in the

3

Notes Preliminary Prospectus Supplement) based on hypothetical stock prices and effective dates:

	Stock Price
Effective Date	$18.25	$20.00	$25.00	$30.00	$35.00	$40.00	$50.00	$60.00	$70.00	$80.00
January 29, 2013	18.2648	16.3783	10.9732	7.7585	5.7029	4.3170	2.6387	1.7143	1.1610	0.8094
February 1, 2014	18.2648	16.2969	10.6999	7.4137	5.3423	3.9668	2.3374	1.4672	0.9618	0.6495
February 1, 2015	18.2648	16.0835	10.2727	6.9191	4.8470	3.5003	1.9547	1.1660	0.7277	0.4682
February 1, 2016	18.2648	15.7072	9.6453	6.2301	4.1808	2.8915	1.4825	0.8137	0.4680	0.2772
February 1, 2017	18.2648	15.0908	8.6951	5.2262	3.2455	2.0689	0.8923	0.4066	0.1909	0.0898
February 1, 2018	18.2648	14.1447	7.1871	3.6915	1.9149	1.0004	0.2668	0.1682	0.0978	0.0449
November 6, 2018	18.2648	13.4703	3.4703	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
February 1, 2019	18.2648	13.4703	3.4703	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case if the stock price is:

—

between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, based on a 365-day year, as applicable.

—

in excess of $80.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above as described in the Notes Preliminary Prospectus Supplement), no additional shares will be added to the conversion rate.

—

less than $18.25 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above as described in the Notes Preliminary Prospectus Supplement), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, the Issuer may not increase the conversion rate to more than 54.7945 shares per $1,000 principal amount of Notes pursuant to the events described in “Description of the Notes—Conversion of Notes—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event” in the Notes Preliminary Prospectus Supplement, though the Issuer will adjust such number of shares for the same events for which it must adjust the conversion rate as described under “Description of the Notes—Conversion of Notes—Conversion Rate Adjustments” in the Notes Preliminary Prospectus Supplement.

Changes from Common Stock Preliminary Prospectus Supplement and Notes Preliminary Prospectus Supplement:

Notes Offering Size

KB Home has increased the Notes Offering from the previously announced $150.0 million in aggregate principal amount (or $172.5 million in aggregate principal amount if the underwriters’ over-allotment option is exercised in full) to $200.0 million in aggregate principal amount (or $230.0 million in aggregate principal amount if the underwriters’ over-allotment option is exercised in full). Corresponding changes will be made wherever applicable in the final prospectus supplement for each of the Notes Offering and Common Stock Offering from the disclosure provided in the Notes Preliminary Prospectus Supplement and Common Stock Preliminary Prospectus Supplement, respectively.

The Issuer has filed a registration statement (including a prospectus and the related Preliminary Prospectus Supplements) with the Securities and Exchange Commission, or SEC, for the Common Stock Offering and the Notes Offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the applicable prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and the applicable Offering. For each Offering, copies of the prospectus supplement and accompanying prospectus describing the Offering, when available, may be obtained for free by visiting EDGAR on the SEC’s website at www.sec.gov or by contacting Citigroup at the following address: c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by telephone at 1-800-831-9146 or by e-mail at batprospectusdept@citi.com, or Credit Suisse at the following address: Attention: Prospectus Department, One Madison Avenue, New York, New York 10010 or toll free at 1-800-221-1037 or by e-mail at newyork.prospectus@credit-suisse.com.

This communication should be read in conjunction with the applicable Preliminary Prospectus Supplement and the accompanying prospectus. The information in this communication supersedes the information in the relevant Preliminary Prospectus Supplement and the accompanying prospectus to the extent inconsistent with the information in such Preliminary Prospectus Supplement and the accompanying prospectus. Terms used but not defined herein have the meanings given in the applicable Preliminary Prospectus Supplement or the accompanying prospectus.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

4

SCHEDULE D

Issuer General Use Free Writing Prospectuses

1. Pricing Term Sheet set forth on Schedule C

Schedule D

SCHEDULE E

Underwriting Agreement dated January 23, 2013

Registration Statement No. 333-176930

Representative(s): Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC

Title, Purchase Price and Description of Securities:

Title: Common Stock of KB Home, par value $1.00

Number of Underwritten Securities to be sold by the Company: 5,500,000

Number of Option Securities to be sold by the Company: 825,000

Price per Share to Public (include accrued dividends, if any): $18.25

Price per Share to the Underwriters – total: $17.383125

Closing Date, Time and Location: January 29, 2013 at 6:30 a.m. California Time at

KB Home

10990 Wilshire Boulevard

Los Angeles, California

Type of Offering: Non-Delayed

Date referred to in Section 3(k) after which the Company may offer or sell securities issued by the Company without the consent of the Representative(s): April 23, 2013, 90 days after January 23, 2013

Modification of items to be covered by the letter from Ernst & Young LLP delivered pursuant to Section 5(d) at the Applicable Time: None.

Schedule E

SCHEDULE F

Individuals Party to the Lock-Up Agreements

Jeffrey T. Mezger, President, CEO and Director

Jeff J. Kaminski, EVP and CFO

Albert Z. Praw, EVP, Real Estate and Business Development

Brian J. Woram, EVP, General Counsel and Secretary

William R. Hollinger, SVP and CAO

Thomas F. Norton, SVP, Human Resources

Tom Silk, SVP, Marketing and Communications

Barbara T. Alexander, Director

Stephen F. Bollenbach, Chairman of the Board

Timothy W. Finchem, Director

Dr. Thomas W. Gilligan, Director

Kenneth M. Jastrow II, Director

Robert L. Johnson, Director

Melissa Lora, Director

Michael G. McCaffery, Director

Luis G. Nogales, Director

Schedule F